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EXHIBIT 99.2

Contacts
Celera Genomics
Media & Investors	European Media and Investors
Rob Bennett	David Speechly, Ph.D.
240.453.3990	(+)44.207.868.1642
robert.bennett@celera.com	speechdp@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2004 RESULTS

ROCKVILLE, MD – January 28, 2004 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $13.6 million, or $0.19 per share, for the second quarter of fiscal 2004 ended December 31, 2003, compared to a net loss of $16.1 million, or $0.23 per share, in the second quarter of fiscal 2003. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock. At December 31, 2003, the Group’s cash and short-term investments were approximately $770 million, compared to $790 million at September 30, 2003.

For the second quarter of fiscal 2004, revenues decreased to $19.2 million from $22.9 million for the second quarter of fiscal 2003, primarily as a result of the expiration of certain Online/Information Business customer agreements. R&D expenses decreased to $25.2 million from $32.9 million in the same quarter last year, due primarily to the wind-down of the Applera Genomics Initiative, cost reductions in the Online/Information Business, and the elimination of non-strategic activities. These cost reductions were partially offset by higher expenses associated with preclinical development activities and the hiring of additional therapeutic personnel. Other income this quarter included a non-recurring receipt of $2.0 million related to the March 2002 sale of Celera Genomics’ animal genomics and genotyping business. Net interest income for the quarter decreased by $2.1 million compared to the second quarter of fiscal 2003 due to lower interest rates, and to a lesser extent, lower cash and short-term investment balances.

Online/Information Business revenue decreased to $16.3 million for the quarter from $20.3 million in the same quarter last year. Operating income for the Online/Information Business decreased to $8.4 from $9.3 million in the prior year quarter. Lower Online revenue was partially offset by reduced operating expenses. Expenses related to the Applera Genomics Initiative were not allocated to the Online/Information Business.

For the six months ended December 31, 2003, Celera Genomics reported a net loss of $29.8 million, or $0.41 per share, compared to $35.8 million, or $0.50 per share, for the same period last year. R&D expenses for this six-month period decreased to $47.0 million from $65.5 million in the same period last year, due primarily to the wind-down of the Applera Genomics Initiative and cost reductions in the Online/Information Business. Revenues were $36.6 million, compared to $46.5 million for the first half of fiscal 2003, due primarily to the expiration of certain Online/Information Business customer agreements. Year to date, Online/Information Business revenue was $31.5 million and operating income was $15.4 million, compared to $40.9 million and $18.4 million, respectively, for the first half of fiscal 2003. Net interest income for the period decreased by $4.1 million, compared to the prior year period due to lower interest rates, and to a lesser extent, lower cash and short-term investment balances.

“We are pleased with the scientific progress at Celera Genomics and the continued financial discipline demonstrated by the organization,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Celera Genomics’ scientists have advanced target identification and validation programs for protein therapeutics and small molecules, and identified small molecule compounds for further preclinical evaluation. We are also seeing benefits from the close scientific collaboration between Celera Genomics and Celera Diagnostics, as those businesses work together to implement our Targeted Medicine strategy.”

“Recent advances in all three of our proteomic discovery programs are very encouraging,” said Kathy Ordoñez, President, Celera Genomics. “Within our pancreatic cancer program, we have narrowed the screening effort to 25 proteins as potential targets. Several of these proteins have shown promise as possible targets for therapeutic antibodies or small molecule drugs. Our lung and colon cancer programs are also progressing nicely, and we plan to initiate a fourth target identification program in breast cancer, a disease that is also being studied at Celera Diagnostics.”

Targeted Medicine integrates the latest genetic and proteomic technologies and pharmacogenomics to identify and validate therapeutic targets, markers of disease, and targeted therapies. It utilizes diagnostics to monitor patient response and to stratify populations for selection of therapy and pharmacogenomics in clinical trials to improve efficacy and safety.

Celera Genomics Outlook
Fiscal 2004 goals for Celera Genomics include establishing one or more strategic relationships that advance its therapeutic pipeline and/or take advantage of its combination of genomic, proteomic, and bioinformatic capabilities. Celera Genomics also seeks to establish a relationship to identify and develop therapeutic antibodies against therapeutic targets discovered through its proteomic programs. In the future, Celera Genomics may partner other therapeutic discovery programs that it elects not to pursue independently.

Celera Genomics plans to conduct identification of potential targets and to advance target validation within its three ongoing proteomic oncology programs in pancreatic cancer, lung cancer, and colon cancer, and to initiate a new proteomic discovery program in breast cancer. Celera Genomics believes that a partnered compound could enter clinical trials during fiscal 2004; however, its partners will make clinical development decisions with respect to partnered compounds.

The financial outlook for Celera Genomics for fiscal 2004 is as follows:

•	Fiscal 2004 Cash Use: Celera Genomics’ net cash use is expected to be between $80 and $90 million, including an anticipated $25 to $30 million for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture. The impact of lower Online/Information Business revenues and operating profit should be partially offset by lower losses and cash demands related to Celera Diagnostics, and the first quarter of fiscal 2004 conversion of approximately $16 million of long-term treasury securities to short-term investments.

•	Fiscal 2004 Expenses: During the first half of fiscal 2004, expenses associated with the expansion of Celera Genomics’ development organization were lower than previously anticipated. The Group now anticipates R&D expenses in the range of $96 to $106 million. Actual R&D expenses will depend on the rate of progress in discovery and development programs. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $38 to $44 million.

•	Fiscal 2004 Revenue: Celera Genomics anticipates fiscal 2004 revenues will continue to trend downward to a range of $55 to $60 million. Additional Online/Information Business agreements are expected to expire through fiscal 2006. Agreements that were contributing approximately $5 million in quarterly revenue have recently expired.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture
Celera Diagnostics is a 50/50 joint venture between Applied Biosystems and Celera Genomics. End-user sales of products manufactured by Celera Diagnostics, which are marketed primarily by Abbott Laboratories, were $10.4 million in the fiscal second quarter 2004, compared to $5.0 million in the year-earlier quarter. This increase was primarily due to continued growth in sales of cystic fibrosis analyte specific reagents (ASRs), and to a lesser extent, of products for infectious disease testing.

Fiscal second quarter 2004 reported revenues increased to $11.0 million, compared to $7.8 million in the same quarter last year. Reported revenues consist primarily of equalization payments from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera Diagnostics. Equalization payments fluctuate from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. The pre-tax loss for the fiscal second quarter 2004 decreased to $9.3 million, compared to $9.9 million in the same quarter last year. Net cash used was $14.0 million in the quarter, compared to $11.5 million in the fiscal second quarter 2003.

For the six months ended December 31, 2003, end-user sales of products manufactured by Celera Diagnostics more than doubled to $19.5 million, compared to $8.9 million for the first half of fiscal 2003. These increases were primarily due to increased demand for cystic fibrosis ASRs. Reported revenues increased to $19.6 million from $10.8 million in the same period last year. Pre-tax losses for the period decreased to $21.4 million from $23.2 million in the year-ago period. Net cash used for the period was $28.7 million, compared to $27.5 million in the first half of fiscal 2003.

“We are on track to meet our commercial and scientific goals for the fiscal year. We are delivering sales growth, lower net losses, and a steady stream of scientific findings that create product opportunities for Celera Diagnostics and potential therapeutic value for Celera Genomics,” said Kathy Ordoñez, President, Celera Diagnostics. “We intend to maintain these positive trends and to unveil additional discoveries while developing new diagnostic products.”

Over the past three months, Celera Diagnostics and its collaborators have presented selected results from three genomic studies, including findings regarding risk of distant metastasis in breast cancer, interferon responsiveness in hepatitis C patients, and Alzheimer’s disease. Communication of further scientific findings is planned for the coming months, including the presentation of additional study results related to risk for myocardial infarction and interferon responsiveness in hepatitis C patients.

Celera Diagnostics Joint Venture Outlook
For fiscal 2004, end-user sales of products manufactured by Celera Diagnostics and marketed primarily through the alliance with Abbott Laboratories are expected to approximately double to a range of $45 to $50 million. Celera Diagnostics anticipates fiscal 2004 pre-tax losses decreasing to a range of $38 to $44 million, and fiscal 2004 net cash use decreasing to a range of $46 to $52 million, including capital spending of up to $5 million. This outlook assumes continued demand growth for current products, such as ASRs for cystic fibrosis and products for infectious disease testing.

Conference Call & Webcast
A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	11:45 a.m
•	Celera Genomics Group	12:00 noon

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code “Applera”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on January 28 through February 8, 2004. Interested parties should call 706.645.9291 and enter conference ID 4886029.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group, located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery System™ online platform, marketed exclusively by Applied Biosystems, is an integrated source of information based on the human genome and other biological and medical sources. The Applied Biosystems Group (NYSE: ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2003. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ reliance on Applied Biosystems for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics’ related information assets; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business; (11) potential liabilities of Celera Genomics related to use of hazardous materials; (12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (18) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (19) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (20) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright © 2004. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2003	2002	2003	2002

Net revenues	$19.2	$22.9	$36.6	$46.5
Costs and expenses
Cost of sales	3.7	3.7	6.4	7.1
Research and development	25.2	32.9	47.0	65.5
Selling, general and administrative	7.2	7.0	15.4	14.0
Amortization of intangible assets	0.7	1.7	1.5	4.4

Operating loss	(17.6)	(22.4)	(33.7)	(44.5)
Gain (loss) on investments, net	0.1	(0.3)	(0.5)	(0.3)
Interest income, net	2.6	4.7	5.8	9.9
Other income (expense), net	2.0	0.6	0.9	(2.6)
Loss from joint venture	(9.3)	(9.9)	(21.4)	(23.2)

Loss before income taxes	(22.2)	(27.3)	(48.9)	(60.7)
Benefit for income taxes	8.6	11.2	19.1	24.9

Net loss	$(13.6)	$(16.1)	$(29.8)	$(35.8)

Net loss per share
Basic and diluted	$(0.19)	$(0.23)	$(0.41)	$(0.50)

Average common shares outstanding
Basic and diluted	72,411,000	71,404,000	72,319,000	71,254,000

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Three Months Ended December 31, 2003
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$458.4	$19.2	$11.0		$(3.3)	$485.3
	Cost of sales	222.4	3.7	6.3		(1.7)	230.7

	Gross margin	236.0	15.5	4.7		(1.6)	254.6
	Selling, general and administrative	112.6	7.2	3.4			123.2
	Research, development and engineering	60.7	25.2	10.6		(1.6)	94.9
	Amortization of intangible assets		0.7				0.7
	Other special charges	(0.6)					(0.6)

	Operating income (loss)	63.3	(17.6)	(9.3)		—	36.4
	Gain on investments, net	6.4	0.1				6.5
	Interest income, net	3.2	2.6				5.8
	Other income (expense), net	(0.1)	2.0				1.9
	Loss from joint venture		(9.3)			9.3

	Income (loss) before income taxes	72.8	(22.2)	(9.3)		9.3	50.6
	Provision (benefit) for income taxes	20.4	(8.6)		a	(3.8)	8.0

	Net income (loss)	$52.4	$(13.6)	$(9.3)		$13.1	$42.6

	Net income (loss) per share
	Basic and diluted	$0.25	$(0.19)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Three Months Ended December 31, 2002
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$444.7	$22.9	$7.8		$(2.4)	$473.0
	Cost of sales	225.8	3.7	2.2		(1.4)	230.3

	Gross margin	218.9	19.2	5.6		(1.0)	242.7
	Selling, general and administrative	101.5	7.0	2.9			111.4
	Research, development and engineering	59.2	32.9	12.6		(1.4)	103.3
	Amortization of intangible assets		1.7				1.7
	Other special charges	24.3					24.3

	Operating income (loss)	33.9	(22.4)	(9.9)		0.4	2.0
	Loss on investments		(0.3)				(0.3)
	Interest income, net	3.0	4.7				7.7
	Other income (expense), net	2.5	0.6			(0.1)	3.0
	Loss from joint venture		(9.9)			9.9

	Income (loss) before income taxes	39.4	(27.3)	(9.9)		10.2	12.4
	Provision (benefit) for income taxes	10.2	(11.2)		a		(1.0)

	Net income (loss)	$29.2	$(16.1)	$(9.9)		$10.2	$13.4

	Net income (loss) per share
	Basic and diluted	$0.14	$(0.23)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Six Months Ended December 31, 2003
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$841.1	$36.6	$19.6		$(6.9)	$890.4
	Cost of sales	408.7	6.4	10.0		(3.9)	421.2

	Gross margin	432.4	30.2	9.6		(3.0)	469.2
	Selling, general and administrative	207.3	15.4	7.9			230.6
	Research, development and engineering	120.3	47.0	23.1		(3.1)	187.3
	Amortization of intangible assets		1.5				1.5
	Other special charges	(0.6)					(0.6)

	Operating income (loss)	105.4	(33.7)	(21.4)		0.1	50.4
	Gain (loss) on investments, net	7.5	(0.5)				7.0
	Interest income, net	6.2	5.8			(0.1)	11.9
	Other income (expense), net	0.1	0.9				1.0
	Loss from joint venture		(21.4)			21.4

	Income (loss) before income taxes	119.2	(48.9)	(21.4)		21.4	70.3
	Provision (benefit) for income taxes	33.4	(19.1)		a	(2.6)	11.7

	Net income (loss)	$85.8	$(29.8)	$(21.4)		$24.0	$58.6

	Net income (loss) per share
	Basic and diluted	$0.41	$(0.41)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Six Months Ended December 31, 2002
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$840.6	$46.5	$10.8		$(7.6)	$890.3
	Cost of sales	419.1	7.1	4.6		(5.6)	425.2

	Gross margin	421.5	39.4	6.2		(2.0)	465.1
	Selling, general and administrative	199.8	14.0	5.7			219.5
	Research, development and engineering	120.2	65.5	23.7		(2.8)	206.6
	Amortization of intangible assets		4.4				4.4
	Other special charges	24.3					24.3

	Operating income (loss)	77.2	(44.5)	(23.2)		0.8	10.3
	Loss on investments		(0.3)				(0.3)
	Interest income, net	6.2	9.9				16.1
	Other income (expense), net	3.5	(2.6)				0.9
	Loss from joint venture		(23.2)			23.2

	Income (loss) before income taxes	86.9	(60.7)	(23.2)		24.0	27.0
	Provision (benefit) for income taxes	23.5	(24.9)		a	2.9	1.5

	Income (loss) from continuing operations	63.4	(35.8)	(23.2)		21.1	25.5
	Loss from discontinued operations, net of income taxes	(16.4)					(16.4)

	Net income (loss)	$47.0	$(35.8)	$(23.2)		$21.1	$9.1

	Income (loss) from continuing operations per share
	Basic and diluted	$0.30	$(0.50)
	Loss from discontinued operations per share
	Basic and diluted	$(0.08)	$—
	Net income (loss) per share
	Basic and diluted	$0.22	$(0.50)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.